PRESS RELEASE OF FSB BANCORP, INC.
FAIRPORT SAVINGS BANK

   April 27, 2017

FOR IMMEDIATE RELEASE
Contact: Dana C. Gavenda, Chief Executive Officer
FSB Bancorp,Inc.
Tel (585) 223-9080
FSB BANCORP, INC.
ANNOUNCES QUARTERLY RESULTS

Fairport, New York, April 27, 2017: FSB Bancorp, Inc. (the “Company”) (NASDAQ: FSBC), the holding company of Fairport Savings Bank (the “Bank”), reported net income of $11,000, or $0.01 per share, for the quarter ended March 31, 2017 compared to net income of $77,000, or $0.04 per share, for the quarter ended March 31, 2016.  The Company’s net interest margin for the quarter ended March 31, 2017 increased seven basis points to 2.89% from 2.82% for the quarter ended March 31, 2016.  The improvement in net interest margin was due to an increase in the average yield on our interest-earning assets of seven basis points to 3.78% for the quarter ended March 31, 2017 from 3.71% for the quarter ended March 31, 2016 while the average cost of our interest-bearing liabilities remained unchanged at 0.89% for the quarters ended March 31, 2017 and March 31, 2016.

The decrease in net income of $66,000 for the first quarter of 2017 compared to the first quarter of 2016 resulted from an increase in other expense of $218,000, a $7,000 increase in provision for loan losses, and a decrease in other income of $35,000, partially offset by increases in net interest income of $174,000, and benefit for income taxes of $20,000.  The increase in other expense was primarily due to increases in salaries and employee benefits, miscellaneous other expense, and data processing costs, partially offset by a decrease in mortgage fees and taxes.  The increase in salaries and employee benefits was primarily due to annual merit increases for existing staff, the increased salary and commission costs associated with additional processing and mortgage origination staff as a result of mortgage loan growth.  Miscellaneous other expense increased due to additional costs related to legal expense and professional services associated with becoming an SEC reporting company in the second half of 2016.  Data processing costs increased primarily due to the additional expense associated with the conversion of our core processing system from in-house hosting to data center hosting in the third quarter of 2016.  The decrease in mortgage fees and taxes was primarily due to a recent change in New York State tax law which allowed for a refundable tax credit for mortgage recording tax expensed.  The increase in provision for loan losses was attributable to adding an appropriate amount for loan losses to ensure adequate reserves based on, among other factors, additional growth in the loan portfolio and economic conditions in our market when comparing the first quarter of 2017 with the first quarter of 2016.  The decrease in other income was primarily attributable to decreases in fee income and realized gains on sales of loans, partially offset by an increase in miscellaneous other income. The decrease in fee income was attributable to lower revenue from the sales of non-deposit investment products through Fairport Wealth Management, the investment subsidiary of Fairport Savings Bank, during the first quarter of 2017.  The decrease in realized gains on sales of loans was primarily attributable to a modest decrease in volume of loans sold in addition to slightly lower premiums on loans sold during the first quarter of 2017.  The increase in miscellaneous other income was due to a dividend received from First Monetary Mutual Limited, a Bermuda based captive insurance company owned by its community bank members. The increase in net interest income was primarily reflective of the Company shifting its interest-earning asset mix to a higher level of both residential and commercial loans, while reducing investment securities causing higher net interest income, in addition to managing our interest-bearing liabilities which resulted in our interest expense remaining unchanged comparing the first quarters of 2017 and 2016.  The Company’s benefit for income taxes increased due to lower income before income taxes comparing the quarters ended March 31, 2017 and March 31, 2016.

At March 31, 2017, the Company had $286.3 million in consolidated assets, an increase of $12.6 million, or 4.6%, from $273.7 million at December 31, 2016. Net loans receivable increased $9.6 million, or 4.2%, to $235.8 million at March 31, 2017 from $226.2 million at December 31, 2016. The Bank continues to focus on loan production as we continue to grow our residential mortgage and commercial loan portfolios at a measured pace while still maintaining our exceptional credit quality and strict underwriting standards.  Residential mortgage loans increased $5.9 million, or 3.2%, to $194.5 million at March 31, 2017 from $188.6 million at December 31, 2016.  Multi-family residential loans increased $886,000, or 17.4%, to $6.0 million at March 31, 2017 from $5.1 million at December 31, 2016.  Home equity lines of credit increased $344,000, or 2.0%, to $17.1 million at March 31, 2017 from $16.8 million at December 31, 2016. Commercial real estate loans increased $2.3 million, or 26.8%, to $10.7 million at March 31, 2017 from $8.4 million at December 31, 2016.  Commercial and industrial loans increased $227,000, or 11.7%, to $2.2 million at March 31, 2017 from $1.9 million at December 31, 2016.  The Bank originated $21.1 million of residential mortgage loans for the three months ended March 31, 2017 compared to $16.6 million for the three months ended March 31, 2016. The Bank sold $11.2 million in the secondary market during the three months ended March 31, 2017 compared to $11.4 million during the three months ended March 31, 2016 as a balance sheet management strategy to reduce interest rate risk.  The Bank sold these loans at a gain of $326,000 which was recorded in other income for the three months ended March 31, 2017 compared to $348,000 for the three months ended March 31, 2016.  At March 31, 2017, the Bank was servicing $121.5 million in residential mortgage loans sold to Freddie Mac (“FHLMC”) and will realize servicing income on these loans as long as they remain outstanding. At March 31, 2017, the Bank had $3.9 million in loans held for sale, comprised of one- to four-family residential fixed rate conventional, FHA, and VA mortgage loans originated and closed by the Bank in the first quarter of 2017 that have been committed for sale in the secondary market, and will be delivered and sold in the second quarter of 2017. Investment securities increased by $525,000, or 2.1%, to $25.7 million at March 31, 2017 from $25.2 million at December 31, 2016. Cash and cash equivalents, primarily interest-earning deposits at the Federal Reserve Bank and FHLB, decreased by $225,000, or 3.0%, to $7.2 million at March 31, 2017 from $7.4 million at December 31, 2016. FHLB borrowings increased $8.9 million, or 15.7%, to $65.8 million at March 31, 2017 from $56.8 million at December 31, 2016 to fund our loan growth. Total deposits increased by $3.8 million, or 2.1%, to $186.7 million at March 31, 2017 from $182.9 million at December 31, 2016.  Total stockholders’ equity increased $34,000, or 0.1%, to $31.9 million at March 31, 2017.  At March 31, 2017, the Bank was considered well capitalized, the highest standard and capital rating as defined by the Bank’s regulator.

The credit quality of the Bank’s loan portfolio remains strong and significantly better than peers. At March 31, 2017, the Bank had one non-performing residential mortgage loan totaling $37,000 and at December 31, 2016, the Bank had no non-performing loans. We recorded a $52,000 provision for loan losses for the three months ended March 31, 2017 and a $45,000 provision for loan losses for the three months ended March 31, 2016.  The increase in the provision for loan losses was primarily due to adding general reserves to support the growth in our residential mortgage, construction, commercial real estate, and commercial and industrial loan portfolios. The allowance for loan losses was $1.0 million, or 0.44% of loans outstanding, at March 31, 2017 compared to $990,000, or 0.44% of loans outstanding, at December 31, 2016.  Management remains committed to maintaining a high level of asset quality as we grow our residential mortgage, construction, commercial real estate, and commercial and industrial loan portfolios.

About our Company

FSB Bancorp, Inc. is the bank holding company of Fairport Savings Bank, a New York chartered savings bank headquartered in Fairport, New York. The Bank conducts business from its main office in Fairport, New York and four branches located in Penfield, New York, Irondequoit, New York, Webster, New York, and Perinton, New York. The Company also has four mortgage origination offices located in Pittsford, New York, Watertown, New York, Greece, New York, and Buffalo, New York. The Company’s principal business consists of originating one- to four-family residential real estate mortgages, home equity loans and lines of credit, and to a lesser extent, originations of commercial real estate, multi-family, construction, commercial and industrial, and other consumer loans.    The Company attracts retail deposits from the general public in the areas surrounding its main office and branches, offering a wide variety of deposit products.  Through its wholly owned subsidiary, Fairport Wealth Management, the Bank offers non-deposit investment products, consisting of annuities, insurance products and mutual funds.

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, changes in interest rate environment, changes in economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

FSB BANCORP, INC.
Selected Consolidated Balance Sheet Information
March 31, 2017 and December 31, 2016
(Dollars in thousands, except per share data)

	(Unaudited)
	March 31, 2017	December 31, 2016

Assets	$286,285	$273,721
Cash and Cash Equivalents	7,182	7,407
Investment Securities	25,692	25,167
Loans Held for Sale	3,934	2,059
Net Loans Receivable	235,787	226,192
Deposits	186,684	182,934
Borrowings	65,761	56,813
Total Stockholders’ Equity	31,893	31,859
Book Value per Share1,2	$16.72	$16.76
Stockholders’ Equity to Total Assets	11.14%	11.64%

FSB BANCORP, INC.
Selected Consolidated Statement of Income Information
Three Months Ended March 31, 2017 and March 31, 2016
(Dollars and shares in thousands except per share data)

	(Unaudited)
	For the Three Months Ended March 31,
	2017	2016

Interest and Dividend Income	$2,486	$2,267
Interest Expense	591	546
Net Interest Income	1,895	1,721
Provision for Loan Losses	52	45
Net Interest Income after Provision for Loan Losses	1,843	1,676
Other Income	636	671
Other Expense	2,496	2,278
(Loss) Income Before Income Taxes	(17)	69
Benefit for Income Taxes	(28)	(8)
Net Income	$11	$77

Net Income per Common Share1,2	$0.01	$0.04
Average Common Shares Outstanding 1,2	1,908	1,896

1Shares held by the public prior to July 13, 2016 have been restated to reflect the completion of the second-step conversion using an exchange ratio of 1.0884.
2The Company’s book value and common equity ratio computations did not include shares of common stock held by the Company’s ESOP that the Company had currently not committed to release.

FSB BANCORP, INC.
Key Earnings Ratios
Three Months Ended March 31, 2017 and March 31, 2016

	(Unaudited)
	For the Three Months Ended March 31,
	2017	2016

Return on Average Assets	0.02%	0.12%
Return on Average Equity	0.14%	1.41%
Net Interest Margin	2.89%	2.82%

The above information is preliminary and based on the Company’s data available at the time of presentation.